As filed with the Securities and Exchange Commission on March 22, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

TCR2 THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Delaware	47-4152751
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

100 Binney Street

Suite 710

Cambridge, Massachusetts 02142

(617) 949-5200

(Address of Principal Executive Offices)

TCR2 Therapeutics Inc. 2018 Stock Option and Incentive Plan

TCR2 Therapeutics Inc. 2022 Inducement Plan

(Full Title of the Plans)

Garry E. Menzel, Ph.D.

President and Chief Executive Officer

TCR2 Therapeutics Inc.

100 Binney Street

Suite 710

Cambridge, Massachusetts 02142

(617) 949-5200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Bloom, Esq. Stephanie A. Richards, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000	Margaret Siegel Corporate Counsel, Head of Legal TCR[2] Therapeutics Inc. 100 Binney Street Suite 710 Cambridge, Massachusetts 02142 (617) 949-5200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed for the purposes of registering (i) 1,400,000 shares of common stock, par value $0.0001 per share (“Common Stock”), of TCR2 Therapeutics Inc. (the “Registrant”) that may be issued pursuant to equity awards granted pursuant to the TCR2 Therapeutics Inc. 2022 Inducement Plan and (ii) an additional 1,539,859 shares of Common Stock of the Registrant that may be issued pursuant to the TCR2 Therapeutics Inc. 2018 Stock Option and Incentive Plan, as amended (the “2018 Plan”). The number of shares of Common Stock reserved and available for issuance under the 2018 Plan is subject to an automatic annual increase on each January 1 by an amount equal to up to four percent of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31 or such lesser number of shares of Common Stock as determined by the Administrator (as defined in the 2018 Plan). Accordingly, on January 1, 2022, the number of shares of Common Stock reserved and available for issuance under the 2018 Plan increased by 1,539,859. This Registration Statement registers these additional 1,539,859 shares of Common Stock. The additional shares are of the same class as other securities relating to the 2018 Plan for which the Registrant’s registration statement filed on Form S-8 (Registration No. 333-229691) on February 14, 2019, is effective. The information contained in the Registrant’s registration statement on Form S-8 (Registration No. 333-229691) is hereby incorporated by reference pursuant to General Instruction E.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended, or the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:

(a)

The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)

All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s Annual Report on Form 10-K referred to in (a) above; and

(c)

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-38811) filed with the Commission on February 12, 2019 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The Registrant has adopted provisions in its amended and restated certificate of incorporation and amended and restated by-laws that limit or eliminate the personal liability of its directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to the Registrant or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, the Registrant’s amended and restated by-laws provide that:

•

the Registrant will indemnify its directors, officers and, in the discretion of its board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•

the Registrant will advance reasonable expenses, including attorneys’ fees, to its directors and, in the discretion of its board of directors, to its officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of the Registrant, subject to limited exceptions.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements provide that the Registrant will indemnify each of its directors, certain of its executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law. The Registrant will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director or executive officer in connection with any proceeding in which indemnification is available, and the Registrant will indemnify its directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of the Registrant or in furtherance of its rights. Additionally, certain of the Registrant’s directors or officers may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s or officer’s services as a director referenced herein. Nonetheless, the Registrant has agreed in the indemnification agreements that its obligations to those same directors or officers are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

The Registrant also maintains general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index on the following page for a list of exhibits filed as part of this Registration Statement, which Exhibit Index is incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38811)).

4.2	Amended and Restated By-laws (Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-38811)).

4.3	Amendment No. 1 to Amended and Restated By-laws of the Registrant (Incorporated by reference to Exhibit 3.3 to the Registrant’s Annual Report on 10-K (File No. 001-38811) filed with the Securities and Exchange Commission on March 16, 2021)

4.4	Amended and Restated Investors’ Rights Agreement among the Registrant and certain of its stockholders, dated February 28, 2018 (Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-229066)).

4.5	Form of Common Stock certificate of the Registrant (Incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-229066)).

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page to this Registration Statement).

99.1	2018 Stock Option and Incentive Plan and forms of award agreements thereunder (Incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-229066)).

99.2	Amendment No. 1 to 2018 Stock Option and Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-38811)).

99.3	2018 Employee Stock Purchase Plan (Incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-229066)).

99.4	2022 Inducement Plan and forms of award agreements thereunder (Incorporated by reference to Exhibit 10.13 to the Registrant’s Annual Report on Form 10-K (File No. 0001-38811).

107*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cambridge, Commonwealth of Massachusetts, on the 22nd day of March 2022.

TCR[2] THERAPEUTICS INC.

By:	/s/ Garry Menzel
Garry Menzel President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints Garry Menzel as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

Signature	Title	Date

/s/ Garry Menzel
Garry Menzel	President, Chief Executive Officer and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	March 22, 2022

/s/ Andrew Allen
Andrew Allen	Director	March 22, 2022

/s/ Ansbert Gadicke
Ansbert Gadicke	Director	March 22, 2022

/s/ Priti Hegde
Priti Hegde	Director	March 22, 2022

/s/ Neil Gibson
Neil Gibson	Director	March 22, 2022

/s/ Axel Hoos
Axel Hoos	Director	March 22, 2022

/s/ Shawn Tomasello
Shawn Tomasello	Director	March 22, 2022

/s/ Stephen Webster
Stephen Webster	Director	March 22, 2022